IMPORTANT NOTICE

Investors and security holders are urged to read the proxy statement regarding the proposed transaction with ConAgra Foods, Inc. when it becomes available because it will contain important information. The proxy statement will be filed with the U.S. Securities and Exchange Commission by Pilgrim’s Pride Corporation and security holders may obtain a free copy of the proxy statement when it becomes available, and other documents filed with the SEC by Pilgrim’s Pride Corporation, at the SEC’s web site at www.sec.gov. The proxy statement, and other related documents filed with the SEC by Pilgrim’s Pride Corporation, may also be obtained for free by directing a request to Pilgrim’s Pride Corporation at 110 South Texas, Pittsburg, Texas, 75686. Investors may obtain a detailed list of names, affiliations and interests of participants in the solicitation of proxies of Pilgrim’s Pride Corporation stockholders to approve the transaction at the following address: 110 South Texas, Pittsburg, Texas, 75686.

FORWARD-LOOKING STATEMENTS

Statements contained herein that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim’s Pride Corporation and its management are forward-looking statements. It is important to note that the actual results could differ materially from those projected in such forward-looking statements. For example, factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the poultry industry generally, including fluctuations in the commodity prices of feed ingredients, chicken and turkey; disease outbreaks affecting the production performance and/or marketability of the Company’s poultry products; contamination of our products, which has recently and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; management of our cash resources, particularly in light of our substantial leverage; restrictions imposed by, and as a result of, our substantial leverage; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; changes in laws or regulations affecting our operations, as well as competitive factors and pricing pressures; inability to effectively integrate ConAgra’s chicken business or realize the associated cost savings and operating synergies currently anticipated; and the impact of uncertainties of litigation as well as other risks described under “Risk Factors” in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.

PILGRIM’S PRIDE CORPORATION

July 23, 2003, at 10:00 a.m. Central
Reservation #485104

Good morning, and welcome to the Pilgrim’s Pride conference call to review its fiscal third quarter 2003 results. At the request of Pilgrim’s Pride, the conference is being recorded. At the end of the call you will be instructed by the operator of the process necessary to let her know that you would like to ask questions. On this conference call will be Mr. O.B. Goolsby, COO and President, and Rick Cogdill, Executive Vice President and Chief Financial Officer. Beginning the conference is Mr. Rick Cogdill. Mr. Cogdill, you may begin.

RICK COGDILL:

Okay, good morning. Thank you all for joining us today to review Pilgrim’s Pride’s third quarter financial results. Last night we released our earnings and our press release along with related financial information. Also this morning we filed our Form 10-Q for the third fiscal quarter, so that will be available today as well. On this morning’s call we will discuss in more detail our third quarter results and some factors contributing to our performance. We will also update you on some progress we’ve made at Pilgrim’s Pride and the industry trends that we see impacting the Company in the near term.

Before I review the financial results, O.B. Goolsby, our President and COO, will give a brief overview of the quarter, and following our prepared remarks we’ll be happy to entertain any questions that any of you might have that O.B. and I had not previously addressed. When we reach that point in the call, we will instruct the operator to begin queuing up the listeners so that we may address your questions.

Before we get going, I need to remind everybody that this conference call will contain certain forward-looking statements, including our expectations of future results, sales and cost of sales information, market dynamics, etc. Actual results might differ materially from those projected in these forward-looking statements. Additional information concerning factors that could cause actual results to materially differ from those forward-looking statements is contained in yesterday’s press release as well as in our forward-looking statement disclosures filed on our Forms 10-K, Q and 8-K as filed with the Securities and Exchange Commission. That being said, I’ll now turn it over to O.B. to get started.

O.B. GOOLSBY:

Thank you, Rick. Good morning, everyone. Let me begin by saying that I am very pleased with the financial and operating results for the quarter. Our stronger than expected performance in the third quarter reflects an improvement in pricing and better operating efficiencies over what we had previously forecasted. Over the last few months chicken prices have increased margin

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levels, and we expect that lower domestic supplies of meat proteins in the marketplace will continue to favorably impact our bottom line.

As you are aware, on June 9th we announced that we would acquire ConAgra’s chicken division. As a result of this combination, Pilgrim’s Pride will become the nation’s second largest chicken company with pro forma annual net sales of approximately $5.0 billion. On a pro forma basis, the value added component of our U.S. chicken business will be approximately 50 percent. ConAgra’s well-known brands will significantly expand and enhance our already sizeable prepared foods chicken business. The complementary fit of our prospective prepared foods businesses and the fact that there’s very little overlap between our market focus, distributor relationships and geographic locations are just a few of the many benefits we expect to realize from this transaction. Combined with our direct distribution channels to retail, restaurant and food service customers throughout the U.S., ConAgra’s established relationship with broadline distributors will allow us to expand our customer base and provide all of our customers with access to a broader range of standard and specialty chicken products from a single source. After this acquisition we will have nationwide distribution capabilities for all of our product lines. This combination will better position us to capitalize on the growing demand for our prepared and fresh case-ready chicken and will give us the capacity to enhance the technological leadership and cost efficiency for which we are known. As the supermarket and food service industries continue to consolidate, we will have the ability to better meet the needs of the country’s largest regional and national customers.

Now on to a few comments about the quarter. Net sales for the third fiscal quarter of 2003 were $651.9 million, an increase of $14.8 million compared to the same period last year. Net income for the third quarter was $17.4 million, or $0.42 per share, an increase of $14.1 million or $0.34 per share compared to the third fiscal quarter of 2002. Sales in the quarter were helped by an increase in the commodity prices. Commodity prices for chicken parts were up substantially from the June quarter last year. Leg quarters were up 18.6 percent for the quarter, but year-to-date remain under prior year averages by approximately 16.5 percent. Whole wings were up 31.3 percent for the quarter, but year-to-date wings were off by 14.2 percent compared to prior-year’s averages. Boneless skinless breast meat was up 14.6 percent for the quarter and up 11.1 percent year-to-date. On a total fresh mix basis, the average sales price of fresh chicken was up by $.03 a pound from the same quarter last year. Although overall Pilgrim’s Pride had a very successful third quarter, some of the positives contributing to our results were offset by lower sales in our turkey business and an increase in energy costs. Going forward, we expect sales in our prepared foods turkey business to continue to recover, capturing previously held market position by mid-2004. Our total energy costs in the third quarter of 2003 were up approximately 13.2 percent, or $2.4 million compared to the same quarter of 2002, and for the nine months year-to-date were up approximately 7.9 percent, or $4.25 million, than the previous year. Electricity and natural gas accounted for the majority of the increase.

In addition to delivering strong financial performance, Pilgrim’s Pride accomplished a number of the objectives which advanced and solidified our position in the industry as a leading supplier of value added chicken products. During the quarter we successfully completed our conversion of

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the Lufkin facility to fixed weight packaging, and currently approximately 50 percent of the tray pack being shipped from this facility is packaged on a fixed weight basis. Currently Lufkin is one of the only five plants in the U.S. capable of producing fixed weight tray pack and recently, beginning mid-July, ConAgra converted one of its facilities to a fixed weight packaging as well. Accordingly, after we complete the ConAgra chicken division acquisition we will own two of the U.S.’s five fixed weight packaging facilities.

Our core prepared foods chicken business continues to meet expectations. We see this business continuing to grow in the 10-15 percent per year range for the next few years. We believe that there will continue to be strong demand for prepared chicken products as consumers continue to prefer the health and convenience of chicken over red meats and as the prices for both beef and pork continue to rise.

Our Mexico operations have continued their solid performance in the third fiscal quarter. Sales and volume growth were both approximately 10 percent year over year, and resulting operating profit increased over 51 percent to $8.8 million.

Our turkey business, however, continues to be a subtraction from our chicken successes. We continue to suffer from the effects of last October’s recall. Further, the excess of turkey in the marketplace since the beginning of 2003 has prolonged our projected recovery of the business lost during this recall. Recently we have taken steps to reduce our production of turkey by approximately 15 percent to help mitigate these losses, and we understand that several of our competitors have done the same. Let there be no misunderstanding, however, we remain committed to the turkey business and believe that we have a strong brand franchise that can be promoted and are optimistic that conditions will continue to improve in 2004.

As for overall poultry industry profitability, we believe the U.S. chicken industry is positioned well to take advantage of several factors that should continue to increase market prices and overall industry profitability. The U.S. chicken industry exports are rebounding from last year’s declines. Currently U.S. producers are projected to export more products internationally due to the decrease in the European Union’s current chicken production caused by poultry disease issues in Holland and Belgium, and exports to Russia are headed in the right direction after a year of uncertainty. As an industry, we have been making good progress with our export business into Russia and have begun booking orders. Several U.S. processing plants have been approved for exports, and products are moving again. The quota-by-country system, while less in total volume than we were exporting in 2001, does remain in place and favors U.S. suppliers. According to the USDA, the total meat availability for domestic consumption in 2003 will shrink by approximately one percent from 2002 levels. U.S. chicken production remains stable. Hatching eggs have been on the decline since October of 2002. Baby chicks placed on U.S. farms for grow-out are continuing at less than 100 percent of prior year numbers, as they have been since February of 2003, and weekly slaughter numbers have similarly been at reduced levels since February of 2003. Commodity grain prices are expected to be lower than last year. The U.S. row crop farmer is off to a good start. The USDA is projecting the 2003-2004 corn price to be in the range of $1.90 to $2.30 a bushel, compared to the 2002-2003 price of $2.25 to $2.35.

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Every one-cent-per-bushel change in the average corn price results in an annualized benefit or cost of approximately $1.1 million to Pilgrim’s Pride Corporation. The USDA is projecting soybean meal pricing to remain relatively stable to down slightly.

The demand for chicken in the U.S. remains strong. This demand highly favors the white meat components of the chicken. Production available for consumption in the U.S. is expected to decrease moderately as exports increase to meet worldwide demand. In fact, the National Chicken Council estimates that exports will increase to 16.1 percent of the total production in 2004 from the 15.2 percent in 2003. At the same time, the National Chicken Council also estimates that the total U.S. production for chicken during this period will increase by only nine-tenths of a percent, essentially flat with the U.S. population growth. These supply and demand factors are already reflecting our chicken prices, and we expect this trend to continue to create a positive pricing environment.

Before I turn the call over to Rick to discuss the results in more detail, let me say that Pilgrim’s Pride is well positioned heading into the end of this year and fiscal 2004. As we plan for the future, our objectives remain consistent: to increase sales of our higher-margin prepared foods products and to improve fresh chicken and turkey profit margins as the industry dynamics improve. Our commitment has never been stronger to providing our valued customers with the highest quality poultry products as we remain focused on the Company’s continued growth and driving shareholder value.

With that, I would like to turn the call over to Rick Cogdill. Rick?

RICK COGDILL:

Thank you, O.B. Before I get started on the financial numbers, I will be referring to several numbers and at times provide “net-of-tax” amounts. As I’ve done in the past, I want to caution you all to note that these “net of tax” amounts also include adjustments, from a computational aspect, related to resulting employee incentive plan and retirement accrual computations that are also dependent on profitability just like taxes are. But for simplicity, instead of expanding on this every time I say “net of tax”, I’ll simply say just “net of tax& #148. But keep in mind, that it does include those variable-based formulas amounts as well.

Let’s start with earnings per share for the quarter. As O.B. mentioned and as we reported last night, we realized earnings per share of $0.42 for the quarter ended June 28th of 2003. This compares to net income of $0.08 per share for the same period last year. Included in this year’s quarter is a $17.7 million gain, or $10.3 million, net of tax, or $0.25 a share, which is attributable to partial payments from settlements of vitamin and methianine antitrust lawsuits as we reported in previous quarters. This compares to a $4.2 million gain, or $2.4 million, net of tax, or $0.06 a share, recorded in the same period last year. Included in last year’s quarterly results also was approximately $14.9 million of negative effects related to the March 2002 avian influenza outbreak in our eastern turkey division. Last year’s number also included this amount on a, net of tax, basis which would have been $8.4 million or $0.21 per share negative effects.

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Moving to the nine months. For the nine months ended June of ’03, we earned $0.75 a share compared to $0.43 for the same period last year. Again, included in these nine-month numbers are various special charges and recoveries related to avian influenza, vitamin and methionine antitrust lawsuits, and changes in the Mexico income tax laws. Let me cover some of these amounts by category. First, if I look at avian influenza, for this year’s results, in the nine-month period, we received proceeds from the federal government to reimburse turkey producers for these losses, amounting to approximately $16.1 million which is $10.1 million, net of tax, or $0.24 a share. Also included in this year’s nine-month results are approximately $7.3 million of negative effects related to the avian influenza outbreak, affecting our first two quarters through March of 2003. This amount, on a net of tax basis, was approximately $4.6 million or $0.11 per share. Accordingly, when we look at this year’s nine-months numbers on a combined basis, these total AI effects for the nine-month period would be a positive $5.5 million, net of tax, or $0.13 a share. Avian influenza effects for last year’s nine-months had negative effects of approximately $20.4 million. On a net of tax basis this was approximately $11.5 million, or $0.28 a share.

The next category of special items is the anti-trust recoveries from vitamin and methionine lawsuits. Included in this year’s nine-months results is $55.2 million, or $33.0 million net of tax, $0.82 a share, of these recoveries. That compares to last year’s nine-month numbers of $4.2 million, or $2.4 million net of tax at $0.06 a share. Last year in the second fiscal quarter, which would be included in the nine months ended June 29, 2002, we had a one-time tax benefit of $9.7 million, or $0.24 a share, that arose from a change in the Mexican tax law as was previously reported.

Moving on to the income statement, our sales for the third fiscal quarter, as O.B. mentioned, were $651.9 million compared to $637.1 for the same period last year. This is an increase of $14.8 million, or 2.3 percent. The increase in the sales for this quarter were primarily attributable to increased sales of our prepared food chicken products, increased production volumes and higher sales prices in the U.S. for our fresh chicken products, offset partially by lower sale prices in our turkey segment. Sales in our Mexico operation increased 10.3 percent on a volume increase of 10.4 percent. Our turkey sales decreased 5.7 percent. This was due to a 9.4 percent decrease in revenue per pound, offset by a 4.1 percent increase in production volume. These production volume increases on the turkey division is primarily related to a replenishment of the supply stock that was previously affected by the avian influenza. For the nine months ended June of ’03, sales were $1,909.9 million compared to $1,893.9 million for the same period last year. Again, our core prepared foods chicken division was the primary factor resulting in these increase in sales; it increased 14.7 percent in volume and 9.5 percent in dollars. Additionally, sales in our Mexico operations were up 10.1 percent in sales and 9.9 percent in volume. These sales gains again were offset in part by a $59.0 million decrease in our turkey prepared foods sales as a result of last October’s product recall.

Moving to operating income. Operating income for the quarter ended June of ’03 was up 86.4 percent to $26.1 million compared to an operating income of $14.0 million in the same period last year, and for the nine-month period it was up 14.8 percent to $37.9 million compared to

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$33.0 million in the same period last year. Our interest expense for the quarter ended June increased slightly $0.4 million compared to the prior year to $9.4 million. This is due primarily to higher average level of outstanding debt during the quarter. As a percentage of sales, our interest expense was relatively stable at 1.4 percent for each of these two quarters. On a nine-month basis interest was up $4.0 million to $28.8 million, again due to higher average level of outstanding debt during the period, and as a percentage of sales interest expense grew to 1.5 percent from 1.3 percent last year.

Turning to the income tax expense. Our income tax for the quarter ended June of ’03 was $7.7 million on a net income before income taxes of $25.2 million, for an effective rate of 30.7 percent. This compares to an income tax expense of $3.3 million on net income before taxes of $6.5 million for the prior year. For the nine-month period ended June of ’03 our income tax expense was $15.3 million on net income before tax of $46.3 million, for an effective rate of 33.1 percent. This compares to the tax benefit of $7.5 million on net income before tax of $10.1 million for the prior year. Again, this tax benefit results primarily from the $9.7 million benefit relating to the change in the Mexican tax law recorded in the second quarter of our previous year.

Let’s turn to the balance sheet. If we look at our total assets, our assets increased $19.8 million from the end of our prior quarter to $1,278.9 million. This was due primarily to increases in inventories, and I'll cover that a little more specifically on the cash flow statement. Our debt decreased during the quarter $13.3 million to $482.8 million from $496.0 million at the end of the prior quarter. On June 28, 2003 our total debt was made up of current maturities of $2.6 million and the balance in long-term debt at $480.2 million. At the end of this quarter we had approximately $180.0 million in available borrowing capacity under our secured term borrowing facility and $113.6 million in capacity under our revolving credit facilities for a total of approximately $293.6 million of financing availability. If you add that to our reported cash of $16.7 million, our total balance sheet liquidity is approximately $310.3 million. The weighted average interest rate on our debt outstanding at the end of June was basically unchanged from the end of our prior quarter at 7 percent. At the end of this quarter 54 percent of this debt is on a fixed rate basis with the remainder being on floating rate instruments.

One refinancing occurred subsequent to the end of the quarter and is discussed in our 10-Q. On July 18th we extended and amended an existing asset sale agreement that we have covering our accounts receivable. The amended agreement increases our availability to $125 million from $60.0 million under the current facility and is extended and expires on June of 2008; it’s a five-year facility. That was put in place primarily as a liquidity enhancement vehicle as we entered into the ConAgra acquisition. Our shareholders’ equity increased $16.9 million from the prior quarter to $422.2 million.

If we turn to statement of cash flows, starting with depreciation and amortization for the quarter ended June of ’03, it was relatively stable but up $0.9 million to $18.8 million compared to $17.8 million for the same period last year, and for the nine months ended June it was up $1.3 million to $54.2 million compared to $52.9 million in the same period last year. Our capital expenditures for the quarter were down 54 percent to $11.1 million compared to $24.2 million in

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the same period last year, and for the nine months ended June of ’03 capital expenditures were down 36 percent to $36.1 million compared to $56.4 million in the same period last year. These reductions reflect not only our aggressive management of our capital expenditures during industry difficult times but also the completion of several capital projects that were in process during 2002 and completed in early parts of 2003. Some of these projects included consolidation of distribution center in northeast Texas, completion of a new hatchery in our Arkansas operation, several prepared food plant expansions and improvements, and then fresh plant improvements and consolidation in our eastern division.

Other changes on the statement of cash flow for the nine months ended June of ’03 included increases in the inventories, as I mentioned. Part of those increases were due to turkey meat inventories as they increase seasonally in preparation for the annual holiday season. Also, receivables increased $33.3 million to $118.6 million. The bulk of this, $22.1 million, is related to increases in receivables from our insurance company related to the turkey meat recall of last October. I’ll have more comments on the turkey recall in a few minutes as well. On the decreasing side, accounts payable and accrued expenses were down $23.0 million, and this primarily seasonal changes in our working capital consumptions.

A few comments about the ConAgra acquisition, the pending ConAgra acquisition of their poultry division. As O.B. mentioned, in June we agreed to acquire the chicken division through a purchase from ConAgra of all of its issued and outstanding capital stock of four wholly-owned subsidiaries in accordance with the stock purchase agreement that was dated June 7th of ’03. As we previously announced, the purchase price is currently anticipated to approximate $590.0 million plus transaction costs. This acquisition will be funded by $100.0 million in secured borrowings with our existing lenders. Those are incremental secured borrowings are over and above what we had in place prior to this acquisition being arranged. Approximately $265.0 million of Class A common stock will be issued as an equity component, and the balance, approximately $225.0 million, will be payable in subordinated notes bearing an interest rate at 10.5 percent with a maturity due March of 2011. These are the current numbers based on the market price of the stock and the formula that are contained in our disclosures regarding how this transaction will be funded. If you just look at the debt component specifically, for example, the original announcement indicated that subordinated notes to be issued would be $255.0 million, and under the current conditions and the current pricing of the equity that would decrease to $225.0 million, so we’ve seen a $30.0 million decrease in the debt requirements of the acquisition. Again, because the number of shares actually issued in this transaction could fluctuate based on the components of the purchase price represented between the debt and the equity, they may differ even further from these amounts previously stated. The weighted average trading price of the Class A stock used in this computation is currently $7.27, and that’s basically the weighted average trading range from June 10th of ’03 through yesterday’s close of July 22, 2003. Again, using this average price we would expect the equity to be in that $265.0 million range. That would result in additional shares outstanding of 36.4 million shares of Class A common stock in connection with an assumed $590.0 million purchase price.

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As I mentioned, the Company has received commitments from existing lenders for financing of the $100.0 million cash portion of the purchase price. Our other Company lenders have issued consents as is necessary to allow for the consummation of that financing and of this acquisition. This allows us to maintain the current liquidity availability amounts that I previously mentioned without those deteriorating our financial liquidity. On June 11, 2003 the 30-day waiting period required by the Hart-Scott-Rodino Act for anti-trust regulatory clearance from the federal government had expired, and accordingly at this time we continue to anticipate that this transaction will close in the third calendar quarter or 2003.

As we previously mentioned, we expect to realize cost savings in excess of $50.0 million resulting from this acquisition. These cost savings are expected to be achieved through the optimization of production and distribution facilities, the implementation of best practices between Pilgrim’s Pride and ConAgra businesses including purchasing areas, production and logistics. Again, we expect the transaction to be accretive when including the anticipated synergy effects in the second full year after completion of the transaction.

As I mentioned, I’ll give you an update on the recall. As he previously stated, we continue to suffer from the effects of that recall, and that has been exasperated by basically the excess amount of turkey in the market since the beginning of 2003 which has prolonged our projected recovery of the business lost during that recall.

As of June 28, ’03 we had recorded $22.1 million as a net receivable on our balance sheet. That’s made up of $26.6 million gross less the $0.5 million deductible less a $4.0 million advance payment that we received from our insurance provider as of June 28th.

We estimate that the sales of the Franconia, Pennsylvania plant have been negatively affected by approximately $19.0 million and $73.0 million for the quarter and the nine months of fiscal 2003 and that operating margins have been negatively affected from between $10.0 million to $15.0 million for the third fiscal quarter of this year, and $35.0 million to $40.0 million for the entire nine months of fiscal ’03, respectively.

As a result of these losses, the Company is in the process of filing a claim for both business interruption and certain product reestablishment costs which is expected to be in excess of $40.0 million as incurred through June of ’03. If we aggregate the business interruption part of this loss along with the balance sheet recorded recovery items, the total claim is now expected to be in excess of $66.0 million. Again, this relates to policy limits of $50.0 million, of which we’ve recovered only $4.0 million. So there’s $46.0 million yet to be recovered on this $50.0 million policy. Therefore, what this means is the continuing effects of the recall on our business after the end of June will no longer be covered by insurance and that they will have a direct impact on our operations, as we have been reporting in the past; however, there will be no prospect of insurance recovery in the future. Our current estimate is that these losses will continue in the range of $5.0 million to $10.0 million per quarter and that this is estimated to continue until the prepared foods products from our Franconia plant have been reestablished to pre-market recall levels, which we

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currently anticipate to happen in or after the second fiscal quarter of 2004.

As O.B. previously mentioned, the Company has recently taken steps to reduce our turkey production level by approximately 15 percent. This will also take effect in early fiscal 2004 and was taken in an effort to mitigate these future losses. There’s more disclosure on that in the 10-Q that you can read if you have an interest.

Turning to our fourth quarter forecast of earnings and what that would mean for the year as a whole, a few comments first. Please note that the amounts that I’m about to discuss are inclusive of additional positive effects that the Company anticipates receiving in the remainder of the year from the federal government for the AI-related losses that we previously sustained. Accordingly, our computations include what we are currently anticipating which is another $7.0 million to $9.0 million of federal compensation, and we anticipate that this amount will be received before the end of fiscal 2003. Including those amounts, our projected earnings for the year will be $0.85 to $0.95 per share. For the fourth quarter specifically, that would give us a projection range of $0.10 to $0.20 per share. Ten cents of this would be related to these projected A.I. recoveries on a net of tax basis. Our SG&A is projected to remain relatively flat at 5.4 percent of sales. From a component perspective, interest expense has continued to remain in the $700,000 to $800,000 per week range for the fourth fiscal quarter. Our projected effective tax rate is expected to be in the range it’s been recently, in the 30 to 35 percent effective tax rete area. On a capital expenditure basis, we’re revising downward our projected consumption to $45.0 million to $65.0 million range at this time. That should give you all the components you would need from an analysis of the fourth fiscal quarter and for fiscal 2003 as to what we’re expecting at this point.

That being said, that does conclude the prepared remarks portion of this conference call, and now we will be happy to answer any specific questions that you may have. I’ll ask the operator to come back on and start queuing up the calls.

Very good. At this time we will be taking questions from participants. If you have a question please press “1” on your telephone keypad. If you would like to cancel your question at any time, you can press the pound sign, but to ask a question please press “1”. One moment while we poll for questions.

Our first question comes from John Bierbusse of AG Edwards. Please go ahead.

Q:	Good morning. First, a spreadsheet item. On the non-recurring items reported in the quarter, 10.3 was shown separately as a pre-tax item. The remaining 7.4 is in other income, I’m guessing?

A:	Miscellaneous net, yes. I didn’t specifically address that like in previous quarters, but it’s broken out in the 10-Q. If it related to the former WLR operations prior to their consolidation in our financials, it went under miscellaneous net. If it related to prior Pilgrim’s operations it was recorded under that non-recurring recoveries line.

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Q:	Okay, thank you. A couple of questions on the Listeria Franconia question here. I’m reading the contingency section, Rick, of the 10-Q. As you talk about an impact of $5.0 million to $10.0 million per quarter, that’s operating or pre-tax?

A:	That is operating, yes, pre-tax.

Q:	Perhaps O.B. can help me with this, too. Given that you’re taking the production of the division down, how do you get the sales back to a pre-recall level?

A:	We’re converting the commodity turkey meat into prepared foods. The reduction in production will actually come out of the surplus that we have in commodity breast meat. We will continue to push and drive more products back into the prepared foods items, and if we get to a point where we’re short of raw materials then of course we could buy those raw components and continue to grow that business. This is just to better balance our sales position.

Q:	Okay, and I’m reading this as a revision of the Company’s previous statements that the Listeria question would not have a meaningful financial impact on the Company. Is that an accurate read?

A:	Yes, that is correct.

Q:	Just one last question quickly: Your capital expenditure range that you’re using of $45.0 million to $65.0 million, why is that so broad when we’ve got 60 days left to go in the quarter?

A:	Well, it might be a little bit broader than it needs to, but at this point we just left the range in a broader context in the event that something comes up related to infrastructure or things like that we might have to get ready for related to the pending acquisition of ConAgra.

Q:	Okay, fair enough. Thank you.

The next question comes from Diane Geissler with Merrill Lynch. Please go ahead.

Q:	Good morning. I’ve been reading through the 10-Q and I’m just trying to square up a few of my numbers. On the turkey again, you indicate here that the EBIT or the operating profit impact in the quarter was $10.0 million to $15.0 million due to Franconia, but the loss was $19.7 million for the entire division. I guess what I’m trying to come to is if you say that Franconia is going to cost you $5.0 million to $10.0 million for the next three quarters, is it safe to assume that the rest of the turkey division will also be a negative? Or is that $5.0 million to $10.0 million a total turkey operating profit loss.

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A:	The $5.0 million to $10.0 million is really BI-related on a quarterly basis over the...basically what we said, three quarters, so you might have more in some periods versus others. Obviously we don’t expect the fourth calendar quarter, the first fiscal quarter of 2004, because of the turkey season, to be as impacted as the two balancing quarters on either side. But on average, that’s kind of an average run rate for the period. Yeah, if you looked at the core business, why has this extended? As O.B. mentioned, it’s been prolonged by the excess amount of meat out there in the turkey complex as a whole which is impacting profitability for the turkey industry in general, over and above the recall-related items.

Q:	Okay, fair enough. The other question I had was I guess I was looking for a little bit stronger results in the prepared chicken segment. I had actually been looking for revenue to be up sort of in double-digit range given what you had done in the second quarter. Partly this may be the result of you have a little bit tougher comp from last year, but I guess I was surprised that revenue was only up on a consolidated basis, looks like a little bit over 1 percent, given what you had been discussing in terms of better pricing and sort of a better overall environment. Am I missing something there?

A:	Again, any given quarter is going to have its ebbs and flows on a macro basis. We continue to look at our 10 to 15 percent growth as what our expectations are, but then you do have the contract pricing issues that affect prepared foods differently than, say, commodity businesses. Annual contract pricings really get no benefit from short term run-up in commodity prices.

Q:	Is that like a 60-day, 90-day before you...

A:	Most of those are annual contracts on a calendar year basis.

Q:	Okay, so we shouldn’t expect anything between now and the end of the calendar year?

A:	Not necessarily on the pricing side, no. On the volume side we continue to move volume and have good volume push and continue to see the demand side as we’ve indicated, but in terms of the pricing components, unless there’s a significant change in mix which we don’t see, the revenue side is going to be fairly consistent until we get to the end of the calendar year.

Q:	And in terms of the ConAgra purchase, I may have missed this when you went over why the change in the debt versus equity, the $30.0 million swing. Could you just explain that to me a little bit?

A:	Yeah, I sure can. It’s not intuitive, I understand that. The original press release that was put out was based on where our stock was prior to announcement, the Class A common stock, and it was trading somewhere around $6.10, $6.15, something like that per share. What we pointed out to people was that the equity component was derived at a formula of

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45 percent of the purchase price, and then the number of shares would be based on the weighted average trading price from the day after announcement until five days before close. However, we would not issue more than 39.4 million shares. So basically at the date of announcement we were capped up against that limitation of 39.4 million shares which threw some additional amount into the sub-debt basket. The weighted average trading price has moved nicely in the correct direction, which obviously we echo the sentiment in terms of that movement related to this acquisition. At $7.27 average trading price we’re now down below the 39.4 million shares to, I think it’s 36 something. So basically at that point what you’ve got is you’re above the baseline threshold number and the only thing that will substantially change now would be the purchase price, the $590.0 million. To the extent that that changes plus or minus based on working capital components and things like that that come out of the final close balance sheet would be the only factors affecting the mix.

Q:	Okay, thank you.

Our next question comes from Reza Vahabzadeh with Lehman Brothers. Please go ahead.

Q:	Good morning. Have you started on the turkey business to re-brand your products into Pilgrim’s Pride from WLR yet?

A:	Yes, we have. We have converted most brands, most labels, over to the Pilgrim’s Pride label. There are a few that we have not yet transferred but are in the process of making that transition.

Q:	And you said that you expect the operating losses to go away or fade after the second fiscal quarter of 2004. What drives the timing? What makes you think that it would last that long or that it will start to diminish from that date on?

A:	There’s a number of factors. One, we have been in the process of reorganizing our sales force, changing some of our marketing strategies. We have changed our brand, which takes some time for reintroduction, and feel like that based upon the length of time that it takes to secure accounts, to just rebuild that business in the face of market conditions that currently have been unfavorable, that this is a timeframe that our sales force has projected that they will be at pre-recall volume levels.

A:	Also Reza, the 15 percent cutback, the way that actually gets implemented is through a reduction in placements going out to the field. Turkeys have on average a 26-week grow-out cycle, so where we initiated that mid to late June, it takes basically 26 weeks before you actually have a reduction in supply coming through the processing plants.

Q:	So the timing is a function of both lower cost as well as just time to reenter some of the retail chains that you were in before.

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A:	That is correct.

Q:	Okay. And then on the chicken business, sales per pound were below your second quarter numbers, although flat with the prior year. Is that a function of mix?

A:	Yeah, that’s just a mix change, that’s right.

Q:	In favor of what? Higher fresh chicken?

A:	As O.B. mentioned, on the fresh side of the complex we had improvements over what we originally forecasted. Now that was not all there for the entire quarter; some of it happened the last, say, six to eight weeks. Then on the prepared food complex, not getting the bump in the market prices that would accompany an increase in the market pricing.

Q:	I assume on the volume side of the prepared business you are going to go back to your 12, 13, 14 percent growth rates beginning even in the fourth quarter?

A:	Yeah, we tend to look at things in annual perspectives, and 10 to 15 percent on an annual basis. A lot of these increases will tend to come in chunks as accounts are changing their mix or changing their product offerings or changing their contract periods. Again, since a lot of contract periods are based on an annual basis, it doesn't always happen on an even keel quarter-by-quarter basis.

Q:	Right. Mexico — apparently pricing was strong as was volumes. Any particular factors making the market so much stronger?

A:	If we look at the country of Mexico, they've had challenges with higher temperatures than have historically been normal during this quarter, and that has affected industry-wide production amounts, which has really helped the supply and demand balance and really kept that quarter and the pricing in the quarter at the level it was at. We don't...in our forecasted numbers that we developed for the next quarter, we look at our traditional quarterly variations that we expect in Mexico and are not necessarily expecting the same kind of quarter out of Mexico in the fourth quarter that we realized this quarter.

Q:	But it’s nice to have something turn in your direction every so often.

A:	It doesn’t happen that often in the last year and a half, but you’re right; that’s pretty darn good.

Q:	Right. And then last question: Inventories year over year was up quite a bit, almost $27.0 million. Is that all turkey?

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A:	No, that’s not all turkey, but remember year prior we were impacted by the AI on the turkey side so we did not have the turkey production a year ago that we did.

Q:	And the rest of it was just growth in the base business?

A:	Right. If you look at the Note D to the financials in the Q, it kind of breaks out the inventories but you’d have, say, a $6.0 million roughly increase in inventories. The rest was actually in the chicken divisions combined where those are increased, and a lot of that is just the intrinsic cost of feed that gets built up into these inventories. So we’re still operating at a year over year feed cost increase compared to the prior year of approximately 20 percent. As O.B. mentioned, that’s something that looks also to be heading in our direction going into the next crop year, but you add 20 percent cost of a product that’s 30 percent of your cost of goods sold and it really shows up in your inventories.

Q:	Right, I got it. And then last question: As far as your ConAgra acquisition, they have a higher mix in favor of fresh than you do. Does that mean that they are benefiting from pricing more than you do?

A:	Actually their mix is only slightly higher in fresh than ours. With a more fresh base they should be responding favorably to these higher markets.

Q:	Got it. Thanks much.

And the next question comes from Christine McCracken with Midwest Research. Please go ahead.

Q:	Good morning. First I wanted to I guess commend you for finally cutting back production of turkey. That really should help returns in that business. Can you tell me maybe what finally drove the decision and how you can be certain that others in the industry have also cut back production?

A:	Certainly what drove the production was the extended difficulty that we had in rebuilding that business and the weakness in the commodity white meat section of turkey just due to oversupply. We reached a point that it felt like this was the best alternative for us going forward to reduce that supply. We have no assurances — and I have not seen any published numbers from USDA on turkey placements-but rumors throughout the industry continue to circulate that a lot of the other producers are doing the same thing, that they’re reducing their placements going forward. But again, we’re looking at November-December before you see any results of those reductions.

Q:	So how much of your turkey business is actually pre-sold for the holidays, and how much might that delay the rebound, at least in your results?

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A:	There is a relatively large portion of the turkeys that are already produced or in the process of being produced that have been sold. However, the fresh markets that we anticipate will be strengthening as we enter that season. We'll be well positioned to move probably more product into those market channels than we have in the past because we have filled or are in the process of filling most of the frozen orders that we have for the fall.

Q:	So given the amount of turkey in storage or in frozen inventories, do you anticipate working through those inventories fairly quickly and then seeing a gradual rebound, or do you think it'll actually rebound pretty quickly?

A:	I anticipate it will be more of a gradual rebound. Due to the inventories in general, those will have to be cleaned out prior to feeling the impact of any reduction, so that rebound we project will be gradual.

Q:	And on chicken, we've seen a drop in production now for I think about 43 weeks or something. To what degree do you see lower feed costs possibly enticing these producers to ramp production back up? Are you looking for...we’re starting to look at tougher comparisons in terms of production declines. Do you expect production in the back half to actually increase modestly? What does that imply for pricing?

A:	That’s certainly something that we can’t forecast the behavior of others. We do think that the difficulty that the industry in general has experienced over the last couple of years will hopefully restrain the desire to increase production. Corn prices being more attractive certainly goes against that, but we do feel that there is restraint. We’re seeing some seasonal increases, but we feel like there will be very modest increases even if corn does come down to a level that aids profitability significantly.

A:	That’s also a benefit of the pending acquisition of ConAgra is as we get more and more of the industry’s capacity in the hands of not so many players, so to speak, I think you get a little bit more rational reaction to some of the ebbs and flows of things like you mentioned — just the cost of grain. Hopefully that will be a positive effect on the industry.

Q:	Do you see with the acquisition of ConAgra that you’re now basically at your optimum size operation? Do you expect to make further acquisitions, or do you think after digesting the ConAgra acquisition that you’ll actually look to bring in some of these smaller, less efficient players?

A:	As a matter of policy, we don’t comment on pending acquisitions or divestitures until there’s something appropriate to be announced to the general public.

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Q:	Approaching it from a different perspective, do you think there will be more industry consolidation? Do you see some weak players out there that still need to possibly look for other partners?

A:	I guess we would think that the industry continues to be in a position where further consolidation could occur. The question that arises is where that consolidation will come from. A lot of times there can be willing sellers but not necessarily enough willing buyers. Obviously with the recent acquisition that we’re in the middle of, we’ll have our plate full temporarily. I think that the industry conditions continue to be favorable. It’s just a matter of seeing whether or not there’s the appropriate level of buyers either from within the industry or from outside the industry that show an interest in getting into the chicken business and consolidating.

Q:	We’ll look forward to a better outlook here. Thanks.

As a reminder, if you do have a question please press “1” on your telephone keypad. Our next question comes from Amir Shaked with Cobalt Capital. Please go ahead.

Q:	Hi, I have several questions. My first on liquidity and trading liquidity in your shares. Do you have any plans to merge the two classes of shares together to improve liquidity or any other measures?

A:	We continue to look at the options available to us regarding our capital structure, and at this time there’s really nothing we can say about that. All I can say is we continue to look at all of our capital structure issues including our Class A and Class B common stock.

Q:	Secondly and related, can you please comment on ConAgra’s restrictions with respect to the shares that are going to be issued to them?

A:	Yeah. The restrictions are basically in general twofold. One is during the first 12 months after the acquisition they will not be permitted to sell any of the securities without our permission. After that they’ll generally be restricted to no more than one-third of the number of shares issued in connection with the acquisition in each of the subsequent three year periods. Again, that’s subject to without our approval. We set up a process for an orderly transition of those securities out from their hands into the public market to make sure that we all feel that it’ll be done in a responsible manner, and I think the vehicle we’ve set up will achieve that.

Q:	Is there any reason to believe that you wouldn’t support some sort of a secondary where they have an orderly exit?

A:	Again, depending on the timing, in the first 12 months we would have to evaluate our assessment as to whether or not it was an appropriate time to do that. In the subsequent

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three years we’ve agreed to allow them to market up to one-third, and most likely that would be done through some kind of a secondary offering, at least for the first one or two transactions, assuming that the block size is anything significant.

Q:	Okay. And secondly, can you give us any color on the pro forma combination of your company and the business you’re purchasing from ConAgra? The only color that I’ve heard thus far is sales of approximately $5.0 billion. Perhaps EBIT, D&A, capex — anything that you could provide would be helpful.

A:	I think in connection with the announcement of the transaction there were some slides that we put out there on the web and they’re still available out on our Internet. You can look at those. Beyond that, we’re in the process of completing the audit, or I should say ConAgra is in the process of completing the audit of that operating division, and within the next hopefully two weeks, three weeks, that proxy will be solicited and everybody will have an opportunity to review the audited numbers. Right now I think other than what’s out on the web we really don’t want to get into the specifics. I think if you look at what will be coming out shortly you’ll be able to get answers to all those questions.

Q:	Okay. Thank you.

At this time I’m showing no further questions.

RICK COGDILL:

We appreciate everybody’s participation in our call, and we look forward to visiting with you again at the end of our next quarter which will be the end of our fiscal year 2003. Thank you very much.

[END OF CONFERENCE CALL]

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